EXHIBIT 2.2


                          AMENDMENT NO. 1 TO AGREEMENT


   This Amendment to the Agreement dated March 24th, 2008, by and between Ibbotson Associates, Inc. ("Ibbotson"), an Illinois corporation, and Van Kampen Funds Inc. ("Van Kampen"), a Delaware corporation (the "Agreement"), is made as of this __th day of November, 2010, by and between Ibbotson and Van Kampen (the "Amendment"). Capitalized terms not defined herein shall have the same meanings assigned to them in the Agreement.

                                   WITNESSETH:

   WHEREAS, the Agreement (a) grants a license to Van Kampen and the Trusts to use the Ibbotson Property in connection with the Trusts, (b) provides that Ibbotson will provide certain services in advising and consulting with Van Kampen with respect to securities selection in accordance with certain criteria specified in the Agreement and Ibbotson's investment concerns and strategies and
(c) provides that Ibbotson will act as Supervisor, as defined by the trust indenture governing a particular trust, in connection with the Trusts; and

   WHEREAS, Ibbotson and Van Kampen desire to amend the Agreement as provided herein.

   NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

   1. Except as expressly set forth in this Amendment, this Amendment shall not constitute an amendment or modification of any other provision of the Agreement.

   2. Fees. Section 5 of the Agreement shall be replaced in its entirety with the following:

   "Fees. (a) For the license granted pursuant to Section 1, Van Kampen, on behalf of each of the Trusts, agrees that each Trust shall pay Ibbotson an annual fee equal to ten basis points (0.10%) of the average daily Evaluation Price of such Trust (the "License Fees"). The trustee of each Trust shall accrue such fee daily and pay such fee to Ibbotson in installments within fifteen (15) days following the end of each calendar quarter during the term of such Trust. "Evaluation Price" shall mean the "current net asset value" as defined in the Investment Company Act of 1940, as amended.

   (b) For the services to be performed pursuant to Section 2, Van Kampen, on behalf of each Trust, agrees that each Trust shall pay Ibbotson a fee equal to five basis points (0.05%) of the Evaluation Price of such Trust ("Consulting Fees") as of the end of the initial offering period of such Trust. Such fee shall be paid by the trustee of each Trust to Ibbotson within thirty (30) days following the end of the initial offering period of each Trust.

   (c) For the services to be performed pursuant to Section 3, Van Kampen, on behalf of each Trust, agrees that each Trust shall pay Ibbotson ("Supervisory Fees") in accordance with the terms of the trust agreement governing such Trust.

   (d) Van Kampen shall make an advance payment to Ibbotson on the Effective Date (March 24, 2008) in the amount of $75,000 for the first year of this Agreement and shall make an advance payment in the amount of $125,000 on the anniversary of the Effective Date for each additional year for the term of this Agreement (each an "Advance Payment" and collectively, the "Advance Payments"), which shall be applied against future License Fees, Consulting Fees and Supervisory Fees payable under this Section 5 for the year in which such Advance Payment is made until such fees total such amount; provided, however, that no Advance Payment will be required in the event that Van Kampen provides Ibbotson with written notification at least thirty (30) days prior to an Effective Date anniversary that no Trust is scheduled to deposit following such Effective Date anniversary. Thereafter, the License Fees payable under subsection (a) above shall be paid within thirty (30) days following the close of each calendar quarter in which such fees are incurred, and any Consulting Fees or Supervisory Fees payable hereunder shall be paid in accordance with subsections (b) and (c) above, respectively."

   3. Exhibit. "Exhibit A" of the Agreement shall be replaced in its entirety with the following:

   "With respect to any series of the Alternatives Allocation Portfolio, the securities selection criteria shall be as follows:

   "Ibbotson will select securities considered to have low correlation to U.S. equity and bond markets which may include exchange-traded funds, exchange-traded notes and investment companies registered under the Investment Company Act of 1940 or other similar securities. The securities will be designed to take advantage of the potential benefits of investing in a variety of investment vehicles across "non-traditional" asset classes."

   With respect to any series of the Long/Short Strategy Portfolio, the securities selection criteria shall be as follows:

   "Ibbotson will select a portfolio of open-end funds that employ a "Long/Short" investment strategy. Ibbotson will first examine the funds included in the Morningstar Long/Short Category. From within this universe, Ibbotson will consider funds for selection which generally implement some variation of a Long/Short strategy, including Equity Market Neutral, Fixed Income and Convertible Arbitrage, Merger Arbitrage, or Multi-Strategy/Absolute Return." "

   4. Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York.

   5. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

   IN WITNESS WHEREOF, each of the parties hereto have caused this Amendment to be executed by a duly authorized representative thereof as of the date first above written.


VAN KAMPEN FUNDS INC.

By:
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Name:
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Title:
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IBBOTSON ASSOCIATES, INC.

By:
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Name:
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Title:
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